Life on Earth (LFER) Provides Shareholder Update and 2022 Outlook

New York, January 26, 2022 - Life on Earth Inc, (OTC Pink: LFER) (“LFER” or “The Company”), a software and technology company, announced today a Shareholder Update and 2022 Outlook provided from Mahmood Khan, CEO.

Dear Fellow Shareholders:

With all the challenges we have faced in 2021 (from dealing with COVID-19, the Delta and now Omicron variations, causing health, safety, and employee-related challenges; supply chain issues; inflation and other uncertainties in our economy), I am pleased to tell you that we have continued to make significant progress since my last update to you, which will be highlighted in this shareholders letter.

The Company will, going forward, update our shareholders more frequently not only through these shareholders letters, but also with business development announcements resulting from the initiatives we took in late 2021.

First, we have made very significant improvements during the last two quarters to our balance sheet compared to the previous several quarters. Second, we completed the initial closing of the acquisition of the CareClix group of companies, comprised of four subsidiaries. This acquisition puts us smack in the middle of a revolution that is taking place in the Digital Healthcare industry. This industry has taken on a life of its own during the past few years as a result of the Corona Virus Pandemic. Third, we are on track to grow our Cloud based offerings to expand our business model, with the ultimate goal of up-listing the Company.

The Balance Sheet Improvements:

Over the last twelve months, we have made significant improvements to our balance sheet by substantially reducing debt, while raising funds (via the Series C) in a non-toxic manner.

As reported in our Second Quarter, Fiscal Year 2022, 10-Q filing for the period ending November 30, 2021, our Liabilities have been reduced from $9,881,135 in May 31, 2021 to $5,492,229 at November 30, 2021I,s a reduction of $4,388,906, or more than 44%.

The Company’s Shareholders’ Deficiency also was reduced by an impressive 84% from a negative $4,661,791 to only negative $752, 691 at November 30. 2021, an improvement of over $3.9 Million.

For Details see The Life On Earth, Inc. Form 10Q for The Quarter Period Ended November 30, 2021

The Current Status:

We are a technology and software company. Every business today requires software to stay alive. Software is the key driver for automation, higher productivity and higher margins. As a software company we have always looked to leverage our core strengths in cloud-based software and uncover opportunities in this space. When CareClix, with its Digital Healthcare platform and a portfolio of offerings, was presented to us as an acquisition opportunity, we carefully evaluated the software and its future potential. After careful due diligence, we decided to go ahead with the deal on terms that we felt were mutually beneficial for shareholders of both companies. We saw that we could add significant synergies and value in combining the two teams and open potential future businesses. We can already see tangible improvements in our operational talents and strengths.

As we move forward with the full consolidation and integration of the CareClix operations, as wholly owned subsidiaries of LFER, we are pleased with the significant progress that CareClix made since its last published financials back in 2019. When we are able to release the financial statement of our new subsidiaries on completion of the pending audits,, we believe that our shareholders will be pleasantly surprised at the revenues that we will have added to our combined company. We feel confident that our current pace of revenues (on a consolidated basis with CareClix) will have surpassed the revenues that LFER was achieving back in 2018 when it was operating as a CPG company in a much less attractive industry from a valuation standpoint. This is a major achievement.

The Significance of CareClix Acquisition:

The significance of this acquisition is in our quest for rapid growth. Telemedicine and Digital Healthcare platform solutions and services are growing rapidly. According to CB Insights State of the Digital Health, Global 2021 report, the global Digital Health industry is growing at a healthy clip of 20% YoY and is approaching $45 billion worldwide. There are many new startups but only three Telemedicine providers represent more than 77% of the market. There is also a frenzy of M&A in this space. There are many key requirements and improvements sighted in The risks and Benefits of Telehealth in The Future of Healthcare report by The Doctors Company (see www.thedoctors.com). The key areas of growth and elimination of pain points are: Functionality (i.e. use cases with features and functions); Integration (with many services and support providers and medical services specialists); Payments and Methods (this is a particularly complex area ready for technological reform); and Compliance, as the top four, with a few more to consider as niches. For us, these are all reachable opportunities and spell growth. CareClix’ portfolio includes a cloud-based platform and portfolio of services targeted at specific growing markets. In all the markets, the Software and the teams are the keys for scalability, innovation and rapid growth. In the next few months, we plan to take full advantage of our new capabilities and accelerate growth by leveraging our strength in the Cloud Based software technologies, and the combined operational capabilities of our teams.

Telemedicine and Virtual Health: What is it?

The New Yorker magazine in the June 29, 2020 edition, described “In a narrow sense, the word "telemedicine" can mean the type of hardwired hospital-to-clinic setup that allows workers in a large hub hospital to assist in complex emergency procedures in distant spokes.” Sources: The Promise and Peril of Virtual Healthcare - https://www.newyorker.com/magazine/2020/06/29/the-promise-and-the-peril-of-virtual-health-care).

Virtual healthcare or Digital Healthcare is comprised of interactions between individual doctors and patients via a HIPAA compliant, secure audio-visual technology. This model of healthcare is not new, but rather has been perfected to serve a broader market than had previously not been served effectively. Digital Healthcare is comprised of virtual interactions between doctor and patient where the patient and doctor use audio-visual technology to interact instead of an in-person visit.

Digital Healthcare consists of live remote visits with a clinician, as opposed to Telehealthcare, which is a broader term encompassing Telemedicine plus remote monitoring, asynchronous data collection, and a variety of other incorporations of technology into nonclinical patient and professional health related areas.

CareClix group addresses the full spectrum of Digital Healthcare. Let me briefly describe the CareClix businesses which are now subsidiaries of LFER:

1.	CareClix, Inc:

CareClix, Inc is a digital healthcare development company centered around the CareClix® virtual telehealth platform. The CareClix Anywhere™ platform was originally created in 2012 by physicians for physicians and, throughout its 10-year history, development has been led by licensed and practicing physicians—making CareClix® a unique virtual healthcare delivery platform. Currently the CareClix® virtual telehealth platform is recognized worldwide as one of the most complete telehealth platforms for medical service providers.

2.	CareClix Services Inc:

CareClix Services Inc is a leading telemedicine solutions firm which combines software applications and a multispecialty medical network for a wide variety of health care services stakeholders. By combining the software platform with medical services, CareClix is revolutionizing the way hospitals, doctors, and clinical care providers can interact with an increasing number of patients with increasing amounts of data. CareClix' suite of services is trusted by some of the best names in healthcare with more than 20 million individuals in the U.S. and 35 other countries currently having access to CareClix' telehealth platform or services.

3.	MyCareClix, Inc:

MyCareClix is a direct-to-consumer family health and wellness company. Starting in early 2022, MyCareClix will be offering the suite of CareClix services directly to consumers. For a small monthly subscription fee, both individual and family consumers in the US will have access to the CareClix Network of primary care and specialty doctors, as well as access to testing, prescriptions, and ship-to-home medical products

4.	CareClix RPM, Inc:

CareClix RPM will distribute and monitor FDA approved healthcare devices for remote patient monitoring and chronic care management utilizing the CareClix Anywhere™ platform to track and report monitored patient data. CareClix RPM, Inc will create turnkey solutions for providers seeking to start or expand their remote patient monitoring, remote therapeutic monitoring or chronic care management programs. Beginning in 2022, CareClix RPM will procure and distribute devices and offer a multi-lingual patient engagement team with qualified medical oversight and thorough reporting for billing and care plan administration.

The Next three quarters and Our Ultimate Goal:

Our ultimate goal is to be the company known for Cloud based software and technology and enable secure solutions for the world Telehealth platform of services in Digital healthcare and Telemonitoring.

As we finalize the CareClix acquisition we are taking the last steps of fully consolidating our companies which include filing an S4 registration, electing new board members, integration of the management teams, enhancing the software, portfolio of services and expanding our market position worldwide. Our plans will be focused on our Telehealth platform, digital healthcare, remote patient monitoring, personal consultative medical services firmly grounded on our software technology platform with PaaS and SaaS offerings. In this vein, we are engaging outside parties to help scale the CareClix businesses, both organically and possibly through further M&A. This will allow LFER to engage with the right sponsor(s) in order to help LFER up list the company this year.

When I joined the Company in February 2021, my goal, and the reason why I got involved with my own personal investment, was to clear the path to up-list the Company to either the NASDAQ or the NYSE. As we continue with this strategy, we will make periodic announcements about our progress.

With the help of our previous stakeholders as well as our new partners and with the necessary resources, we continue on the journey of transition. We are on our way to our aspirational goal of becoming the Cloud-based solution for the Telehealth platform, Digital Healthcare, and Telemonitoring. We plan to add additional industry specific solutions with automation, AI/ML and other industry innovations. We intend to grow both organically as well as inorganically in the fast-moving, high growth, global Digital Healthcare market place. We are in the process of rapidly expanding our solution globally, acquiring new customers, suppliers and deliver partners.

I and the extended LFER Team are committed to the above goals.

Thank you for being a shareholder and I look forward to sharing the upcoming announcements regarding the Company’s future developments.

Best regards,

Mahmood Khan

Chief Executive Officer

Life On Earth, Inc.

www.lifeonearthinc.com

www.smartaxiom.com

About Life On Earth, Inc.

Life on Earth, Inc. ("LFER") is a Cloud Enterprise software developer and a provider that enables rapid innovation that keeps the Cloud enterprise operations safe, compliant and manageable. The products were designed to help organizations innovate and modernize legacy systems while minimizing cost and risk of business disruptions and ensure regulatory compliance. For more information, please visit our corporate website - www.lifeonearthinc.com

Investors and corporate inquiries, please contact: info@lifeonearthinc.com | (646) 844- 9897

Safe Harbor Act

Forward-Looking Statements: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Life on Earth, Inc. its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy.  The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements, including those relating to the Company’s financing being adequate for the Company to develop and market its software products, and to launch its growth and expansion plans, among others, are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Life on Earth, Inc.’s ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  No information in this press release should be construed in any way whatsoever as an indication of Life on Earth, Inc.’s future revenues, financial performance or stock price.   More information about the potential factors that could affect the business and financial results is and will be included in Life on Earth, Inc.’s filings with the Securities and Exchange Commission at www.sec.gov.